Exhibit 99.1

August 6, 2021

Landsea Homes Reports Strong Second Quarter 2021 Results

- Total Home Sales Increase 152% Year-Over-Year -

- Closes Out the Quarter with Largest Backlog in Company History of 1,197 Homes -

- Raises 2021 Outlook, Now Expecting to Report $960 to $1.02 Billion in Revenue for the Year -

NEWPORT BEACH, Calif., Aug. 06, 2021 (GLOBE NEWSWIRE) -- Landsea Homes

Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights vs. Same Year-Ago Quarter

●	Total revenue increased 163% to $250.3 million compared to $95.1 million. Excluding revenue generated from Vintage Estate Homes (VEH), which was acquired on May 4, 2021, total revenue increased organically by 125%.

●	Total home sales revenue increased 152% to $239.6 million compared to $95.1 million. Excluding home sales generated from VEH, total home sales increased organically by 122%.

●	Total homes delivered increased 79% to 425 homes compared to 237.

●	Net new home orders were 330 homes with an average sales price of $628,000 and a monthly absorption rate of 3.5 sales per active community Excluding VEH communities, total monthly absorption rate is 4.2. This compares to 459 net new home orders with an average sales price of $451,000 and a monthly absorption rate of 4.8 sales per active community.

●	The average number of selling communities stayed relatively constant at approximately 30 communities compared to the second quarter of 2020.

●	Total homes in backlog increased 40% to 1,197 homes with a dollar value of $630.2 million and an average sales price of $526,000 at June 30, 2021. This compares to 856 homes with a dollar value of $376.3 million and an average sales price of $440,000 at June 30, 2020.

●	Gross margin as a percentage of revenue increased significantly to 17.0% compared to 6.0%.

●	Adjusted homes sales gross margin increased 530 basis points to 23.5% compared to 18.2%.

Management Commentary

“We experienced sustained momentum in our business during the second quarter with notable increases across our key financial metrics, while our backlog expanded to the largest level in our history,” said John Ho, CEO of Landsea Homes. “As evident by our results and growing backlog, the housing markets in which we operate maintained their strength during the quarter and we believe this will continue as home buyer demand remains vastly higher than the current supply of homes available. While we were not immune to the supply chain constraints and rising costs that impacted the industry during the second quarter, we worked diligently to re-align our production with the pace of our sales and are encouraged by recent signs of stabilization across key commodities.

“Having completed the acquisition of VEH during the quarter, we hit the ground running and have already begun benefitting from the integration onto the Landsea platform. We’ve made great progress establishing our presence in Florida and Texas – two of the hottest housing markets in the nation – as part of our ongoing strategy to create sustainable communities in highly desired locations across the United States. Since then, we’ve already expanded our presence in Florida with 108 new homesites in the Melbourne area, in addition to increasing our footprints in our existing markets with the announced addition of over 1,000 homesites around Phoenix, AZ, and 182 waterfront locations in Alameda, CA.

“We are extremely encouraged with our inclusion in the Russell 3000 index. The timing of this development could not have been more opportune, as we believe we are in one of the most defining stages in the Company’s history. We are pleased with our recent success in growing our homebuilding platform, both organically and via acquisition, which will allow us to further capitalize on the housing market tailwinds. For these reasons, we are once again raising our full year outlook for 2021 from what was already set to be a record year. We remain thankful for the support of our stakeholders and look forward to continuing to deliver best-in-class homes across our expanded footprint.”

Second Quarter 2021 Financial and Operational Results

Total revenue increased 163% to $250.3 million compared to $95.1 million in the second quarter of 2020. Excluding revenue generated from Vintage Estate Homes (VEH), total revenue increased organically by 125%.

Total home sales increased 152% to $239.6 million compared to $95.1 million in the second quarter of 2020. Excluding revenue generated from Vintage Estate Homes (VEH), total revenue increased organically by 122%.

Total homes delivered increased 79% to 425 homes at an average sales price of $564,000 compared to 237 homes delivered at an average sales price of $401,000 in the second quarter of 2020. The increase in average sales price was largely attributable to the current dynamic of outsized homebuyer demand compared to the supply of available homes, which has led to favorable pricing power.

Net new home orders were 330 homes with a dollar value of $207.3 million, an average sales price of $628,000 and a monthly absorption rate of 3.5 sales per active community. Excluding VEH communities, total monthly absorption rate is 4.2. This compares to 459 homes with a dollar value of $207.0 million, an average sales price of $451,000 and a monthly absorption rate of 4.8 sales per active community in the prior year period. The average number of selling communities stayed relatively constant at approximately 30 communities compared to the second quarter of 2020.

Total homes in backlog increased 40% to 1197 homes with a dollar value of $630.2 million and an average sales price of $526,000 at June 30, 2021. This compares to 856 homes with a dollar value of $376.3 million and an average sales price of $440,000 at June 30, 2021. Total lots owned or controlled at June 30, 2021, increased 28% to 8,556 compared to 6,680 at March 31, 2021.

Home sales gross margin increased significantly to 17.0% from 6.0% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was up 530 basis points to 23.5% compared to 18.2% in the prior year period. The benefit to the Company’s margin profile was driven by its strategy to proactively manage down sales volumes to better align with production, while mitigating the adverse impact of elevated commodity prices.

Net income attributable to Landsea Homes increased to $10.7 million, or $0.23 per diluted share, compared to net loss attributable to Landsea Homes of $20.3 million, or $(0.62) per share, in the prior year period. Adjusted net income attributable to Landsea Homes (a non- GAAP measure) increased to $17.5 million, or $0.38 per diluted share, compared to a net loss of $3.8 million, or $(0.12) per share, in the prior year period.

Adjusted EBITDA (a non-GAAP measure) increased significantly to $32.6 million compared to $(0.3) million in the prior year quarter.

Liquidity

At June 30, 2021, cash and cash equivalents was $147.3 million compared to $105.8 million at December 31, 2020. Total debt was $391.8 million compared to $264.8 million at December 31, 2020.

Landsea Homes’ ratio of debt to capital was 40.8% at June 30, 2021, compared to 33.3% at December 31, 2020. The Company’s net debt to net book capitalization was 30.1% at June 30, 2021, compared to 22.6% at December 31, 2020.

2021 Outlook

Landsea Homes now expects to report approximately $960 to $1.02 billion ($925 to $980 million prior) in total revenue for 2021, which includes $28 million to $35 million in expected lot sales and other. Home sales gross margin is expected to be 16.9% to 17.8% and adjusted home sales gross margin (a non-GAAP measure) is expected to be 21.9% to 22.5%. Total homes delivered is now expected to be 1,930 to 2,030 at an average sales price of $497,000 to $529,000 (1,930 to 2,030 homes delivered at an average sales price of

$450,000 to $495,000 prior). The Company now expects to report adjusted net income attributable to Landsea Homes of approximately $53 million to $61 million ($46 million to $56 million prior) in 2021. These expectations for 2021 assume higher levels of organic growth as well as the benefits from the acquisition of Vintage Estate Homes (the “Acquisition”).

Conference Call

The Company will hold a conference call today at 10:00 a.m. Eastern time to discuss its second quarter 2021 results.

Date: Friday, August 6, 2021

Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)

Toll-free dial-in number: 1-833-672-0663

 International dial-in number: 1-929-517-0343

Conference ID: 8988058

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on August 13, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 8988058

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit:www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward- looking statements. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination and the Acquisition;
●	the future financial performance of the Company;
●	changes in the market for Landsea Homes’ products and services; and
●	other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

●	the ability to recognize the anticipated benefits of the Business Combination and the Acquisition, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
●	costs related to the Business Combination;
●	the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
●	the outcome of any legal proceedings that may be instituted against the Company;
●	changes in applicable laws or regulations;
●	the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and
●	other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward- looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact: Cody Slach or Cody Cree Gateway Investor Relations LSEA@gatewayir.com

(949) 574-3860

Media Contact:

Annie Noebel

Cornerstone Communications anoebel@cornerstonecomms.com

(949) 449-2527

Landsea Homes Corporation

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$239,600	$95,058	$394,365	$231,353
Lot sales and other	10,674	—	16,328	—
Total revenue	250,274	95,058	410,693	231,353

Cost of sales
Home sales	198,987	85,908	335,828	205,476
Inventory impairments	—	3,413	—	3,413
Lot sales and other	8,730	—	13,510	—
Total cost of sales	207,717	89,321	349,338	208,889

Gross margin
Home sales	40,613	5,737	58,537	22,464
Lot sales and other	1,944	—	2,818	—
Total gross margin	42,557	5,737	61,355	22,464

Sales and marketing expenses	12,650	7,982	22,581	17,618
General and administrative expenses	13,935	9,934	28,921	19,950
Total operating expenses	26,585	17,916	51,502	37,568

Income (loss) from operations	15,972	(12,179)	9,853	(15,104)

Other income (expense), net	3,594	(739)	3,533	70
Equity in net income (loss) of unconsolidated joint ventures	667	(13,870)	646	(15,613)
(Loss) on remeasurement of warrant liability	(5,335)	—	(10,285)	—
Pretax income (loss)	14,898	(26,788)	3,747	(30,647)

Provision (benefit) for income taxes	4,248	(6,496)	183	(7,731)

Net income (loss)	10,650	(20,292)	3,564	(22,916)
Net (loss) attributed to noncontrolling interests	(14)	(22)	(26)	(110)
Net income (loss) attributable to Landsea Homes Corporation	$10,664	$(20,270)	$3,590	$(22,806)

Income (loss) per share:
Basic	$0.23	$(0.62)	$0.08	$(0.70)
Diluted	$0.23	$(0.62)	$0.08	$(0.70)

Weighted average common shares outstanding:
Basic	45,281,091	32,557,303	44,833,600	32,557,303
Diluted	45,281,091	32,557,303	44,837,454	32,557,303

Landsea Homes Corporation

Consolidated Balance Sheets

		December 31,
	June 30, 2021	2020
	(dollars in thousands)
Assets
Cash and cash equivalents	$147,287	$105,778
Cash held in escrow	10,761	11,618
Restricted cash	—	4,270
Real estate inventories	877,883	687,819
Due from affiliates	3,584	2,663
Investment in and advances to unconsolidated joint ventures	11,604	21,342
Goodwill	24,607	20,705
Other assets	33,093	41,569
Total assets	$1,108,819	$895,764

Liabilities
Accounts payable	$54,912	$36,243
Accrued expenses and other liabilities	70,786	62,869
Due to affiliates	2,176	2,357
Warrant liability	21,560	—
Notes and other debts payable, net	391,844	264,809
Total liabilities	541,278	366,278

Commitments and contingencies

Equity
Stockholders' equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 46,281,091 and 32,557,303 outstanding as of June 30, 2021 and December 31, 2020, respectively	5	3
Additional paid-in capital	530,660	496,171
Retained earnings	35,601	32,011
Total stockholders' equity	566,266	528,185
Noncontrolling interests	1,275	1,301
Total equity	567,541	529,486
Total liabilities and equity	$1,108,819	$895,764

Home Deliveries and Home Sales Revenue

	Three Months Ended June 30,
	2021			2020			%Change
		Dollar			Dollar			Dollar
	Homes	Value	ASP	Homes	Value	ASP	Homes	Value	ASP
				(dollars in thousands)
Arizona	207	$69,672	$337	191	$53,298	$279	8%	31%	21%
California	144	141,541	983	46	41,760	908	213%	239%	8%
Florida	71	25,100	354	—	—	—	N/A	N/A	N/A
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Texas	3	3,287	1,096	—	—	—	N/A	N/A	N/A
Total	425	$239,600	$564	237	$95,058	$401	79%	152%	41%

	Six Months Ended June 30,
	2021			2020			%Change
		Dollar			Dollar			Dollar
	Homes	Value	ASP	Homes	Value	ASP	Homes	Value	ASP
				(dollars in thousands)
Arizona	389	$129,344	$333	386	$106,352	$276	1%	22%	21%
California	263	236,634	900	121	125,001	1,033	117%	89%	(13)%
Florida	71	25,100	354	—	—	—	N/A	N/A	N/A
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Texas	3	3,287	1,096	—	—	—	N/A	N/A	N/A
Total	726	$394,365	$543	507	$231,353	$456	43%	70%	19%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended June 30,
	2021				2020				%Change
				Monthly				Monthly				Monthly
		Dollar		Absorption		Dollar		Absorption		Dollar		Absorption
	Homes	Value	ASP	Rate	Homes	Value	ASP	Rate	Homes	Value	ASP	Rate
	(dollars in thousands)
Arizona	150	$60,267	$402	4.3	327	$99,223	$303	5.5	(54)%	(39)%	33%	(22)%
California	137	120,151	877	4.2	132	107,756	816	3.7	4%	12%	7%	14%
Florida(1)	47	21,687	461	2.2	—	—	—	—	N/A	N/A	N/A	N/A
Metro New York	5	13,298	2,660	2.4	—	—	—	—	N/A	N/A	N/A	N/A
Texas(1)	(9)	(8,071)	897	(4.5)	—	—	—	—	N/A	N/A	N/A	N/A
Total	330	207,332	$628	3.5	459	206,979	$451	4.8	(28)%	—%	39%	(27)%

(1) Monthly absorption rates for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage in May 2021.

	Six Months Ended June 30,
	2021				2020				%Change
				Monthly				Monthly				Monthly
		Dollar		Absorption		Dollar		Absorption		Dollar		Absorption
	Homes	Value	ASP	Rate	Homes	Value	ASP	Rate	Homes	Value	ASP	Rate
	(dollars in thousands)
Arizona	433	$165,985	$383	5.4	717	$209,941	$293	6.0	(40)%	(21)%	31%	(10)%
California	280	272,537	973	4.1	255	244,020	957	3.9	10%	12%	2%	5%
Florida(1)	47	21,687	461	2.2	—	—	—	—	N/A	N/A	N/A	N/A
Metro New York	5	13,298	2,660	2.8	—	—	—	—	N/A	N/A	N/A	N/A
Texas(1)	(9)	(8,071)	897	(4.5)	—	—	—	—	N/A	N/A	N/A	N/A
Total	756	$465,436	$616	4.3	972	$453,961	$467	5.3	(22)%	3%	32%	(19)%

(1) Monthly absorption rates for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage in May 2021.

Average Selling Communities

	Six Months Ended June 30,
	2021	2020	%Change
Arizona	13.3	20.0	(34)%
California	11.5	10.8	6%
Florida(1)	10.5	—	N/A
Metro New York(2)	0.3	—	N/A
Texas(1)	1.0	—	N/A
Total	29.0	30.8	(6)%

(1) Average selling communities calculations for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage in May 2021.
(2) Metro New York began selling at one community in May 2021.

Backlog

	June 30, 2021			June 30, 2020			% Change
		Dollar			Dollar			Dollar
	Homes	Value	ASP	Homes	Value	ASP	Homes	Value	ASP
	(dollars in thousands)
Arizona	552	$209,573	$380	660	$190,791	$289	(16)%	10%	31%
California	259	252,314	974	196	185,523	947	32%	36%	3%
Florida(1)	353	135,070	383	—	—	—	N/A	N/A	N/A
Metro New York	5	13,298	2,660	—	—	—	N/A	N/A	N/A
Texas(2)	28	19,960	713	—	—	—	N/A	N/A	N/A
Total	1,197	$630,215	$526	856	$376,314	$440	40%	67%	20%

(1) Florida includes backlog acquired in the Vintage acquisition of 377 homes with a value of $138,484 thousand.
(2) Texas includes backlog acquired in the Vintage acquisition of 40 homes with a value of $31,318 thousand.

Lots Owned or Controlled

	June 30, 2021			December 31, 2020
	Lots	Lots		Lots	Lots
	Owned	Controlled	Total	Owned	Controlled	Total	% Change
Arizona	3,425	1,167	4,592	3,094	1,770	4,864	(6)%
California	1,053	1,210	2,263	1,104	662	1,766	28%
Florida	685	902	1,587	—	—	—	N/A
Metro New York	50	—	50	50	—	50	—%
Texas	57	7	64	—	—	—	N/A
Total	5,270	3,286	8,556	4,248	2,432	6,680	28%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

	Three Months Ended June 30,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$239,600	100.0%	$95,058	100.0%
Cost of home sales	198,987	83.0%	89,321	94.0%
Home sales gross margin	40,613	17.0%	5,737	6.0%
Add: Interest in cost of home sales	11,276	4.7%	5,389	5.7%
Add: Inventory impairments	—	—%	3,413	3.6%
Adjusted home sales gross margin excluding interest and inventory impairments	51,889	21.7%	14,539	15.3%
Add: Purchase price accounting for acquired inventory	4,328	1.8%	2,794	2.9%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$56,217	23.5%	$17,333	18.2%

	Six Months Ended June 30,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$394,365	100.0%	$231,353	100.0%
Cost of home sales	335,828	85.2%	208,889	90.3%
Home sales gross margin	58,537	14.8%	22,464	9.7%
Add: Interest in cost of home sales	18,289	4.6%	12,700	5.5%
Add: Inventory impairments	—	—%	3,413	1.5%
Adjusted home sales gross margin excluding interest and inventory impairments	76,826	19.5%	38,577	16.7%
Add: Purchase price accounting for acquired inventory	7,129	1.8%	5,579	2.4%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$83,955	21.3%	$44,156	19.1%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months ended June 30, 2021 and 2020. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to the merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, (ix) gain on forgiveness of PPP loan, and (x) gain (loss) on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net income (loss)	$10,650	$(20,292)
Provision (benefit) for income taxes	4,248	(6,496)
Interest in cost of sales	11,299	5,389
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	422	352
Interest expense	10	—
Depreciation and amortization expense	1,039	969
EBITDA	27,668	(20,078)
Inventory impairments	—	3,413
Purchase price accounting in cost of home sales	4,328	2,794
Transaction costs	637	71
Equity in net (income) loss of unconsolidated joint ventures, net of interest	(1,089)	13,518
Gain on PPP loan forgiveness	(4,266)	—
Loss on remeasurement of warrant liability	5,335	—
Adjusted EBITDA	$32,613	$(282)

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands)
Net income (loss)	$3,564	$(22,916)
Provision (benefit) for income taxes	183	(7,731)
Interest in cost of sales	18,366	12,700
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	775	634
Interest expense	21	11
Depreciation and amortization expense	1,953	1,785
EBITDA	24,862	(15,517)
Inventory impairments	—	3,413
Purchase price accounting in cost of home sales	7,129	5,579
Transaction costs	4,164	475
Equity in net (income) loss of unconsolidated joint ventures, net of interest	(1,421)	14,979
Gain on PPP loan forgiveness	(4,266)	—
Loss on remeasurement of warrant liability	10,285	—
Less: Imputed interest in cost of sales (1)	—	(388)
Adjusted EBITDA	$40,753	$8,541

(1) Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, gain on forgiveness of PPP loan, and gain (loss) on remeasurement of warrant liability, merger related transaction costs, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended June 30,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income (loss) attributable to Landsea Homes Corporation	$10,664	$(20,270)

Inventory impairments	—	3,413
Previously capitalized related party interest included in cost of sales	4,340	1,694
Equity in net (income) loss of unconsolidated joint ventures	(667)	13,870
Purchase price accounting for acquired inventory	4,328	2,794
Gain on PPP loan forgiveness	(4,266)	—
Loss on remeasurement of warrant liability	5,335	—
Total adjustments	9,070	21,771
Tax-effected adjustments (1)	6,870	16,492
Adjusted net income attributable to Landsea Homes Corporation	$17,534	$(3,778)

Less: undistributed earnings allocated to participating shares	$(236)	$—
Net income (loss) attributable to common stockholders	10,428	(20,270)

Less: adjusted undistributed earnings allocated to participating shares	(387)	—
Adjusted net income (loss) attributable to common stockholders	$17,147	$(3,778)

Earnings per share
Basic	$0.23	$(0.62)
Diluted	$0.23	$(0.62)

Adjusted earnings per share
Basic	$0.38	$(0.12)
Diluted	$0.38	$(0.12)

Weighted average common shares outstanding used in EPS - basic	45,281,091	32,557,303
Weighted average common shares outstanding used in EPS - diluted	45,281,091	32,557,303

(1) Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Six Months Ended June 30,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income (loss) attributable to Landsea Homes Corporation	$3,590	$(22,806)

Inventory impairments	—	3,413
Previously capitalized related party interest included in cost of sales	7,242	4,540
Equity in net (income) loss of unconsolidated joint ventures	(646)	15,613
Purchase price accounting for acquired inventory	7,129	5,579
Merger related transaction costs	2,656	—
Gain on PPP loan forgiveness	(4,266)	—
Loss on remeasurement of warrant liability	10,285	—
Total adjustments	22,400	29,145
Tax-effected adjustments (1)	17,895	21,793
Adjusted net income attributable to Landsea Homes Corporation	$21,485	$(1,013)

Less: undistributed earnings allocated to participating shares	$(78)	$—
Net income (loss) attributable to common stockholders	3,512	(22,806)

Less: adjusted undistributed earnings allocated to participating shares	(464)
Adjusted net income (loss) attributable to common stockholders	$21,021	$(1,013)

Earnings per share
Basic	$0.08	$(0.70)
Diluted	$0.08	$(0.70)

Adjusted earnings per share
Basic	$0.47	$(0.03)
Diluted	$0.47	$(0.03)

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	44,833,600	32,557,303
Weighted average common shares outstanding used in EPS - diluted	44,837,454	32,557,303

(1) Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Net CapitalThe following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity)

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash We believe this provides useful information as the ratio of debt to capital does not account our liquidity and we believe that the ratio of net debt to net capital supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

		December 31,
	June 30, 2021	2020
	(dollars in thousands)
Total notes and other debts payable, net	$391,844	$264,809
Total equity	567,541	529,486
Total capital	$959,385	$794,295
Ratio of debt to capital	40.8%	33.3%

Total notes and other debts payable, net	$391,844	$264,809
Less: cash, cash equivalents and restricted cash	147,287	110,048
Net debt	244,557	154,761
Total equity	567,541	529,486
Net capital	$812,098	$684,247
Ratio of net debt to net capital	30.1%	22.6%

Source: Landsea Homes